Exhibit 10.8

AMENDMENT TO AWARD AGREEMENTS

THIS AMENDMENT TO AWARD AGREEMENTS (this “Amendment”) is made and entered into as of the 23rd day of October, 2006, by and between MATRIX SERVICE COMPANY, a Delaware corporation (“Company”), and HUGH E. BRADLEY, an individual (“Director”).

WHEREAS, the parties entered into award agreements (individually, an “Agreement,” and collectively, the “Agreements”), under the Matrix Service Company 1995 Nonemployee Directors Stock Option Plan, as amended (the “Plan”), pursuant to which Director was granted options to purchase shares of the common stock, par value $0.01 per share, of the Company, at the exercise prices per share set forth in each respective Agreement, subject to the terms and conditions set forth in the Agreements and the Plan; and

WHEREAS, Director is retiring from his position as director with the Company effective October 23, 2006 (the “Retirement Date”); and

WHEREAS, the parties wish to amend the Agreements in order to accelerate the vesting of any remaining unvested options and extend the period in which to exercise all outstanding options.

NOW, THEREFORE, the parties hereby amend the Agreements as follows:

1. Accelerated Vesting. Notwithstanding anything in Section 3 of the Agreements to the contrary, effective as of the Retirement Date, all remaining stock options awarded to Director in 2004 and 2005 shall become immediately and fully exercisable.

2. Extension of Exercise Period. Notwithstanding anything in Section 3 of the Agreements to the contrary, effective as of the Retirement Date, the expiration date of the exercise period for all outstanding stock options granted to Director under the Plan that have vested on or before the Retirement Date, shall be extended to the first anniversary of the Retirement Date; provided, however, that no option shall be exercisable in any event after the expiration of ten years from the date of grant under the original Agreement.

3. Scope of Amendment. All Agreements with respect to all outstanding stock options granted to Director under the Plan shall be deemed to have been amended hereby in accordance with Sections 1 (to the extent applicable thereto) and 2 hereof. All other terms and provisions of the Agreements and the Plan shall remain in full force and effect.

4. Successors and Assigns. This Amendment shall be binding upon the Company and Director as well as the successors and assigns (if any) of the Company and Director.

5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, Director and the Company have executed this Amendment as of October 23, 2006.

MATRIX SERVICE COMPANY

By:	/s/ George L. Austin
George L. Austin,
Vice President Finance and Chief Financial Officer

/s/ Hugh E. Bradley
HUGH E. BRADLEY, Director